                                                                   Exhibit T3E20

                             MERCURY FINANCE COMPANY
                              Liquidation Analysis
                                 (000's omitted)


FOOTNOTE
REFERENCE



               CASH PROCEEDS

(1) & (2)      Monthly Cash Collections              $ 532,831
   (3)         Receivable Sale                         142,185
               Income Tax Refunds                       52,364
               Assets Sales                              3,000
                                                     ---------
                     Gross Cash Proceeds               730,380
   (4)         Less:  Cost of Operations               (92,097)
                     Professional fees                  (9,519)
                                                     ---------
               Net Cash Provided                       628,764
               Plus Beginning Cash on Hand              38,196
                                                     ---------
               NET CASH PROCEEDS                                        666,960

               PRIORITY CLAIMS
                     Medical Claims                        600
                     Taxes                               1,471
                                                     ---------
                     Total Priority Claims                                2,071
                                                                      ---------
               CASH AVAILABLE FOR UNSECURED CLAIMS                      664,889
                                                                      ---------
               Unsecured Claims
                     Long Term Note Holders            335,131
                     CP Holders                        339,340
                     Midland Debt                          773
                     Subordinated Debt                  22,500
                                                     ---------
                       Total Debt                                       697,744
  (5)                Estimated Accrued Interest                          47,739
                     All Other Unsecured                                 12,920
                                                                      ---------

               TOTAL UNSECURED CLAIMS                                 $ 758,403
                                                                      ---------
                                                                      ---------
                     DISTRIBUTIONS                                         87.7%
                                                                      ---------
                                                                      ---------


                             MERCURY FINANCE COMPANY
                              Liquidation Analysis
                                 (000's Omitted)

FOOTNOTES:

(1)  Overall Liquidation Strategy:

     The liquidation is assumed to commence on July 1, 1998. Under the liquidation scenario, the Debtor ceases the acquisition of new loans immediately and collects its loan portfolio through its branch network for approximately 18 months. The number of branches and employees would decline as the portfolio shrinks. At the end of 1999, it is assumed that the remaining portfolio is sold for 80% (based upon net finance receivables net of the bad debt allowance). Employees would be offered a stay bonus to induce them to remain with the Debtor until their services are no longer required. This stay bonus is based upon the same successful compensation plan used when the Debtor downsized its operations from 260 to 185 branches in late 1997. A brief summary of the Debtor's operating structure through the course of the liquidation is as follows:


                                         Quarter Beginning
              Actual                   ----------------------
             5/31/98  7/1/98  10/1/98  1/1/99  4/1/99  7/1/99  10/1/99  1/1/2000
             -------  ------  -------  ------  ------  ------  -------  --------
 # of
 Branches       185      185      150    132     132     112      92        0

 # of
 Employees    1,302    1,115    1,015    905     905     785     710      100


Midland Finance Company ("Midland"), the Debtor's wholly-owned subsidiary, is not included in the above summary. Midland is $38 million consumer loan company and operates from two facilities in Chicago, It is assumed that Midland would be liquidated in the sane manner as the Debtor, i.e., it would cease new loan originations immediately, collect its portfolio through a downsized operation through December, 1999 and the remaining portfolio would be sold at that time.

The Debtor also owns a $59 million unsecured credit card portfolio, which is administered and serviced by a third party vendor. In order to minimize the substantial termination damage provisions associated with this service contract it is assumed that the credit card portfolio continues to operate until December, 1999 and then sold for 40% of its forecasted December, 1999 gross balance.

Once the Debtor's various loan portfolios are sold by December, 1999, it is assumed that a core staff of employees would continue to market and sell repossessions that were in the "pipeline" at December, 1999, prepare final financial statements, tax and payroll reports, exit all facilities, pay final bill sand wind down all administrative affairs of the Debtor. It is assumed that all functions would cease by March 31, 2000.

                             MERCURY FINANCE COMPANY
                              Liquidation Analysis
                                 (000's Omitted)

FOOTNOTES (CONTINUED)

  (2)     Monthly cash collections 7/98 thru 12/99


          Cash collected from portfolio                              $528,980
          Recoveries                                                   20,453
          Less:  Claims with Offset Rights
          Progressive Insurance                         (7,350)
          Outstanding Checks for Purchased Contracts    (8,886)
          Unpaid insurance premiums                       (366)
                                                        ------
                                                                      (16,602)
                                                                      -------
          Monthly Cash Collections                                    532,831
                                                                      -------
                                                                      -------


  (3)     Assumes remaining receivables are sold December 1999 as follows:


          Gross Receivables at 12/99
            Direct                                    $ 28,214
            Sales Finance                              197,918
                                                      --------
          Total Gross Receivables                      226,132
          Less:
             Unearned Interest                         (43,388)
             Allowance for Credit Losses               (22,197)
             Unamortized Dealer Reserve                 (6,196)
                                                      --------
                                                       (71,781)

          Net Receivables                              154,351
          Estimated Sales Price                            80%
                                                      --------
          Estimated Cash Proceeds                                     123,481

          Credit Car Receivables                        46,760
          Estimated Sales Price                            40%
                                                      --------
          Estimated Cash Proceeds                                      18,704
                                                                   ----------
          Final Cash Receipts                                      $  142,185
                                                                   ----------


  (4)     Cost of Operations


          Home Office Expense                         $ 19,074
          Branch Operations                             47,449
          Closing Expenses                               3,822
          Midland Expenses                               2,909
          Credit Card Expenses                           7,244
          Employee Stay Bonuses                         11,599
                                                      --------
                                                      $ 92,097
                                                      --------
                                                      --------


                             MERCURY FINANCE COMPANY
                              Liquidation Analysis
                                 (000's omitted)

  (5)     Estimated Accrued Interest:

          As the Debtor is a finance company, it will immediately generate substantial positive monthly cash flows upon the cessation of new loan acquisitions. In order to minimize the post-petition interest expense due to creditors, the liquidation forecast model assumes that monthly cash payments of principal and interest are made to pre-petition unsecured claimants. The $47,739 represents the total interest paid to creditors on their declining balance at approximately 9% interest until the final distribution is made at March 31, 2000.


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